FOR FURTHER INFORMATION CONTACT:
Mary C. Jensen
Vice President, Investor Relations
(480) 315-6604
InvestorRelations@spiritrealty.com
PRESS RELEASE

Spirit Realty Capital, Inc. Announces
Fourth Quarter and Full Year 2014 Operating Results

Scottsdale, AZ, February 26, 2015 (BUSINESS WIRE) - Spirit Realty Capital, Inc. ("Spirit") (NYSE: SRC), a real estate investment trust that invests in single-tenant, operationally essential real estate, today announced its operating results for the fourth quarter and year ended December 31, 2014. For the quarter ended December 31, 2014, Spirit had net income attributable to common stockholders of $0.08 per diluted share, compared to $0.12 per diluted share for the quarter ended December 31, 2013. For the year ended December 31, 2014, Spirit had a net loss of $(0.09) per share, compared to break-even earnings per share on net income of $1.7 million for the year ended December 31, 2013.

Highlights
For the fourth quarter ended December 31, 2014, Spirit Realty Capital:

•	Increased revenues 11.2%, to $154.8 million, from $139.2 million in the fourth quarter of 2013.

•
Generated Adjusted Funds from Operations ("AFFO") of $0.21 per diluted share, from $0.19 per diluted share a year ago; and Funds from Operations ("FFO") of $0.20 per diluted share, compared to $0.18 per diluted share in 2013.

•	Acquired 120 properties for $398.8 million with an initial cash yield of approximately 7.4% under leases with an average remaining term of 16.7 years.

•	Sold 19 properties generating gross sales proceeds of $76.4 million.

•	Maintained occupancy above 98%.

•	Increased quarterly cash dividend to $0.1700 per common share from $0.16625 per common share, representing a 2.3% increase. The new dividend has an annualized rate of $0.6800 per common share.

•	Extended and modified a master lease agreement with Shopko, providing greater flexibility to sell Shopko-leased properties.

•
Issued $510.0 million aggregate principal amount of "A+" rated net-lease mortgage notes under its Spirit Master Funding program with a blended coupon rate of 4.42%, and a weighted average life of 9.4 years.

•	Sold 12.8 million common shares, resulting in net proceeds of approximately $147.5 million through the at-the-market ("ATM") program.

1 | Page

For the year ended December 31, 2014, Spirit Realty Capital:

•
Increased revenues to $602.9 million, compared to $419.5 million for the year ended December 31, 2013. The increase is primarily attributable to the merger with Cole Property Trust II, Inc.("Cole II"), which was completed on July 17, 2013.

•
Generated AFFO of $0.82 per diluted share and FFO of $0.61 per diluted share, compared to $0.81 per diluted share and $0.54 per diluted share, respectively, for the year ended December 31, 2013. Per share amounts are based upon 387.6 million and 255.2 million weighted average shares outstanding for the years ended December 31, 2014 and December 31, 2013, respectively.

•
Acquired 361 new properties for a gross investment of $968.6 million in 82 transactions with a weighted average initial cash yield of approximately 7.5% and a weighted average lease term of 15.7 years.

•	Sold 38 properties generating $121.2 million in gross sales proceeds.

•	Issued $402.5 million of 2.875% Convertible Senior Notes due 2019 and $345.0 million of 3.75% Convertible Senior Notes due 2021, resulting in net proceeds of approximately $726.2 million.

•	Completed an underwritten public offering of 26.45 million common shares, resulting in net proceeds of approximately $271.2 million.

•
Completed an exchange of $912.4 million outstanding principal balance of Spirit Master Funding "A+" rated net-lease mortgage notes on May 20, 2014. The notes have a blended coupon rate of 5.602%, and a weighted average life of 6.5 years.

•	Established an ATM program allowing for the periodic sale of Spirit's common stock. During the year, 14.4 million common shares were sold, resulting in net proceeds of $163.8 million.

•	Extinguished $583.8 million of debt with a weighted average interest rate of 6.41%.

CEO Comments
"Spirit had a very strong 2014," said Thomas H. Nolan, Jr. Chairman and Chief Executive Officer of Spirit Realty Capital. "Against a backdrop of a steadily improving economy and an attractive acquisition market, we ended the year with the portfolio well positioned to deliver the predictable and growing cash flows we aim to achieve. We invested almost $1 billion in new acquisitions; maintained a disciplined capital recycling program and took important steps in achieving our portfolio diversification goals. It remains our intention to have no single tenant represent more than 10% of Spirit's total revenues by the end of 2015."

2 | Page

Financial Results
Revenues
Total revenues for the fourth quarter of 2014 increased 11.2%, to $154.8 million, compared to $139.2 million in the fourth quarter of 2013. The increase in total revenues was attributable to new investments throughout the year, as well as contractual rent growth.
Total revenues for the year ended December 31, 2014 increased 43.7%, to $602.9 million compared to $419.5 million for the year ended December 31, 2013. The increase reflects the impact of the Cole II merger, which was completed in July of 2013, as well as contractual rent growth and growth from new investments throughout the year.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders for the fourth quarter of 2014 was $34.1 million, or $0.08 per share based on 400.4 million weighted average shares of common stock outstanding, compared to net income attributable to common stockholders for the fourth quarter of 2013 of $43.6 million, or $0.12 per share based on 369.0 million weighted average shares of common stock outstanding.
Net loss attributable to common stockholders for the year ended December 31, 2014 was $(33.8) million, or $(0.09) per share based on 386.8 million weighted average shares of common stock outstanding, compared to net income attributable to common stockholders for the year ended December 31, 2013 of $1.7 million, or $0.00 per share based on 255.0 million weighted average shares of common stock outstanding. The net loss in 2014 was driven by a loss on debt extinguishment resulting from the early retirement of certain debt, including a CMBS loan related to the Company's Shopko portfolio.
FFO, AFFO, and FAD Attributable to Common Stockholders, Leverage
FFO for the fourth quarter of 2014 totaled $80.2 million, or $0.20 per share, compared to $68.4 million, or $0.18 per share for the fourth quarter of 2013. For the year ended December 31, 2014, FFO totaled $236.5 million, or $0.61 per share, compared to $139.5 million, or $0.54 per share, for the year ended December 31, 2013.
AFFO for the fourth quarter of 2014 totaled $84.4 million, or $0.21 per share, compared to $70.6 million, or $0.19 per share, for the fourth quarter of 2013. For the year ended December 31, 2014, AFFO was $320.8 million, or $0.82 per share, compared to $208.9 million, or $0.81 per share for the year ended December 31, 2013.
Total weighted average shares outstanding for the year ended December 31, 2014 were 386.8 million, compared to 255.0 million during 2013.
For the quarter and year ended December 31, 2014, dividends declared to common stockholders of $69.9 million and $264.1 million, respectively, represented an 84% and 83% payout ratio against funds available for distribution ("FAD") generated during those respective periods.
Leverage at December 31, 2014 was 7.6x compared to 7.3x at December 31, 2013. The increase in Leverage was primarily attributable to the $510 million of net-lease mortgage notes that were issued on November 26, 2014 under the Spirit Master Funding program. The proceeds were used primarily to fund acquisitions in December 2014 and into 2015, which have not provided full quarter contributions to earnings.

3 | Page

The definitions of FFO, AFFO, FAD and Leverage are included on pages 6-7, and a reconciliation of these measures to net income (loss) attributable to common stockholders is provided on pages 10-11.
Portfolio Highlights
Real Estate Transactions

Spirit acquired 120 properties with a gross investment of $399.5 million, including follow-on investments, in 27 separate transactions during the fourth quarter of 2014. These investments had an initial cash yield of approximately 7.4% and were with 9 existing and 18 new tenants. On average, the associated leases have a remaining term of 16.7 years. For the year ended December 31, 2014, Spirit acquired 361 properties with a gross investment of $971.7 million, including follow-on investments, in 82 separate transactions. These investments had an initial cash yield of approximately 7.5% and were with 30 existing and 52 new tenants. On average, the associated leases had a remaining term of 15.7 years.

During the fourth quarter of 2014, Spirit sold 19 properties generating gross sales proceeds of $76.4 million. For the full year ended December 31, 2014, Spirit sold 38 properties generating gross sales proceeds of $121.2 million. Properties sold during the year were closed at an average cash yield of approximately 7.6% and had an average remaining lease term of 9.1 years.

Portfolio

As of December 31, 2014, Spirit's gross investment in real estate and loans totaled $8.0 billion, substantially all of which was invested in 2,509 properties, of which 2,364 are owned properties that were 98.4% occupied. Spirit’s properties are generally leased under long-term, triple net leases, with a weighted average remaining term of approximately 10.8 years. At December 31, 2014, approximately 45% of Spirit's annual revenues are derived from master leases and approximately 89% of our leases provide for annual rent increases.
Spirit's real estate portfolio as of December 31, 2014, was diversified geographically across 49 states and among various industry types. Texas accounted for 12.0% of the annual rent contribution of the real estate portfolio, and no other state contributed more than 6.7%. During the three months ended December 31, 2014, revenue from Shopko, Spirit's largest tenant, represented 14.0% of total revenues, down from 14.8% in the fourth quarter of 2013. During the three months ended December 31, 2014, no other tenant represented more than 3.7% of total revenues. Spirit's three largest industry types (based on annual rent) as of December 31, 2014, were general merchandise (15.9%), casual dining restaurants (9.8%), and quick service restaurants (7.5%).
On December 16, 2014, Spirit announced that it extended and modified its master lease agreement with Shopko, which provides Spirit greater flexibility to sell Shopko-leased properties and sub-portfolios. Additional information on the lease amendment can be found on Spirit's company website at www.spiritrealty.com, under SEC filings and press releases.

2015 Guidance
Spirit Realty Capital affirms its previously announced 2015 AFFO guidance with an expected range of $0.84 to $0.86 per share. This AFFO guidance equates to anticipated net income (excluding non-recurring items that

4 | Page

are not reflective of ongoing operations) of $0.22 to $0.24 per share plus $0.61 per share of expected real estate depreciation and amortization plus approximately $0.01 per share related to non-cash items and real estate transaction costs.
Conference Call
Spirit Realty Capital will hold a conference call and webcast to discuss its fourth quarter and year-end 2014 results on Thursday, February 26, 2015 at 5:00 p.m. (Eastern Time). The call can be accessed live over the phone by dialing 888-317-6016 (toll-free domestic), 412-317-6016 (international) or 855-669-9657 (Canada). A live webcast of the conference call will also be available on the Investor Relations section of Spirit Realty Capital’s website at www.spiritrealty.com. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at 877-344-7529 (toll-free domestic), 412-317-0088 (international) or 855-669-9648 (Canada); passcode: 10060037. The webcast will be archived on Spirit Realty Capital’s website for 90 days after the call.

About Spirit Realty Capital
Spirit Realty Capital (NYSE: SRC) is a real estate investment trust (REIT) that invests in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital has an estimated enterprise value of $9.1 billion comprising a diverse portfolio of 2,509 properties across 49 states as of December 31, 2014. Founded in 2003, Spirit completed its initial public offering in September 2012. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

Forward-Looking and Cautionary Statements
This press release contains statements that are not strictly historical and are forward-looking statements under federal securities laws. Any such forward-looking statements are reflections of management’s current operating plans, estimates, beliefs and assumptions based on information currently available to management, and are not guarantees of future performance. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit's business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads and changes in the capital markets), unknown liabilities assumed in connection with the acquired properties, portfolios of properties, or interests in real-estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended and additional risks discussed in Spirit's most recent filings with the Securities and Exchange Commission from time to time, including Spirit's Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

5 | Page

Non-GAAP Financial Measures
FFO, AFFO, and FAD
We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) attributable to common stockholders (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment charges and net losses (gains) on the disposition of assets. FFO is a supplemental non-GAAP financial measure. We use FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate-related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our properties that result from use or market conditions, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (loss) attributable to common stockholders as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net income (loss) (computed in accordance with GAAP) to FFO is included in the financial information accompanying this release.
AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. It adjusts FFO to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income (loss) in accordance with GAAP. Our computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of net income (loss) (computed in accordance with GAAP) to AFFO is included in the financial information accompanying this release.
FAD is a measure of a REIT's ability to generate cash and to distribute dividends to its stockholders. It reduces AFFO by deducting normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT's properties and its revenue stream. Our calculation of FAD may differ from the methodology applied by other equity REITs, and, therefore, may not be comparable to such other REIT’s. FAD is a supplemental non-GAAP financial measure and should not be used as a measure of our liquidity or as a substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net income (loss) attributable to common stockholders (computed in accordance with GAAP) to FAD is included in the financial information accompanying this release.
Adjusted EBITDA and Annualized Adjusted EBITDA
Adjusted EBITDA represents EBITDA, or earnings before interest, taxes, depreciation and amortization, modified to include other adjustments to GAAP net income (loss) attributable to common stockholders for merger costs, real estate acquisition costs, impairment losses, gains/losses from the sale of real estate and debt transactions and other items that are not considered to be indicative of our on-going operating performance. We exclude these items as they are not key drivers in our investment decision making process. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which may cause short-term fluctuations in net income, but are not indicative of overall long-term operating performance, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent

6 | Page

net income (loss) that is computed in accordance with GAAP, they should not be considered alternatives to net income (loss) or as an indicator of financial performance.
Annualized Adjusted EBITDA is calculated by multiplying Adjusted EBITDA for the quarter by four. Our computation of Adjusted EBITDA and Annualized Adjusted EBITDA may differ from the methodology used by other equity REITs to calculate these measures, and, therefore, may not be comparable to such other REITs. A reconciliation of net income (loss) attributable to common stockholders (computed in accordance with GAAP) to EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA is included in the financial information accompanying this release.
Adjusted Debt and Leverage
Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to include preferred stock and exclude unamortized debt discount, as further reduced for cash and cash equivalents and cash collateral deposits retained by lenders. We believe that including preferred stock in Adjusted Debt is appropriate because it is an equity security that has properties of a debt instrument not possessed by common stock. Additionally, by excluding unamortized debt discounts and premiums, cash and cash equivalents, and cash collateral deposits retained by lenders, the result provides an estimate of the contractual amount of borrowed capital to be repaid which we believe is a beneficial disclosure to investors.
Leverage is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments. We calculate Leverage by dividing Adjusted Debt by Annualized Adjusted EBITDA. The utility of Leverage should be considered as a supplemental measure of the level of risk that stockholder value may be exposed to. Our computation of Leverage may differ from the methodology used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of interest bearing debt (reported in accordance with GAAP) to Adjusted Debt is included in the financial information accompanying this release.

7 | Page

SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	December 31,
	2014	2013
Assets
Investments:
Real estate investments:
Land and improvements	$2,614,630	$2,330,510
Buildings and improvements	4,579,166	4,188,783
Total real estate investments	7,193,796	6,519,293
Less: accumulated depreciation	(752,210)	(590,067)
	6,441,586	5,929,226
Loans receivable, net	109,425	117,721
Intangible lease assets, net	590,073	618,121
Real estate assets under direct financing leases, net	56,564	58,760
Real estate assets held for sale, net	119,912	19,611
Net investments	7,317,560	6,743,439
Cash and cash equivalents	176,181	66,588
Deferred costs and other assets, net	231,839	129,597
Goodwill	291,421	291,421
Total assets	$8,017,001	$7,231,045

Liabilities and stockholders’ equity
Liabilities:
Revolving credit facilities	$15,181	$35,120
Mortgages and notes payable, net	3,658,496	3,743,098
Convertible senior notes, net	695,957	—
Intangible lease liabilities, net	205,968	220,114
Accounts payable, accrued expenses and other liabilities	123,298	114,679
Total liabilities	4,698,900	4,113,011
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 411,824,039 issued shares and 411,350,440 outstanding shares at December 31, 2014 and 370,570,565 issued shares and 370,363,803 outstanding shares at December 31, 2013	4,118	3,706
Capital in excess of par value	4,361,320	3,859,823
Accumulated deficit	(1,041,392)	(742,915)
Accumulated other comprehensive loss	(1,083)	(638)
Treasury stock, at cost	(4,862)	(1,942)
Total stockholders’ equity	3,318,101	3,118,034
Total liabilities and stockholders’ equity	$8,017,001	$7,231,045

8 | Page

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Rentals	$148,244	$133,050	$574,456	$404,402
Interest income on loans receivable	1,776	1,891	7,239	5,928
Earned income from direct financing leases	822	864	3,343	1,572
Tenant reimbursement income	3,537	3,321	13,085	5,637
Interest income and other	436	112	4,748	1,928
Total revenues	154,815	139,238	602,871	419,467
Expenses:
General and administrative	10,756	9,083	44,252	35,146
Finance restructuring charges	—	717	13,022	717
Merger costs	—	16	—	56,644
Property costs	6,168	5,424	23,383	11,760
Real estate acquisition costs	1,259	1,030	3,631	1,718
Interest	56,144	52,890	220,070	179,267
Depreciation and amortization	63,380	59,172	247,966	164,054
Impairments (recoveries)	(6,042)	—	36,019	(185)
Total expenses	131,665	128,332	588,343	449,121
Income (loss) from continuing operations before other expense and income tax expense	23,150	10,906	14,528	(29,654)
Other expense:
Loss on debt extinguishment	(254)	(2,405)	(64,750)	(2,405)
Total other expense	(254)	(2,405)	(64,750)	(2,405)
Income (loss) from continuing operations before income tax expense	22,896	8,501	(50,222)	(32,059)
Income tax expense	87	168	673	1,113
Income (loss) from continuing operations	22,809	8,333	(50,895)	(33,172)
Discontinued operations:
(Loss) income from discontinued operations	(253)	(447)	3,368	(2,077)
Gain on dispositions of assets	—	35,700	488	36,926
(Loss) income from discontinued operations	(253)	35,253	3,856	34,849
Income (loss) before dispositions of assets	22,556	43,586	(47,039)	1,677
Gain on dispositions of assets	11,557	—	13,240	—
Net income (loss) attributable to common stockholders	$34,113	$43,586	$(33,799)	$1,677
Net income (loss) per share of common stock—basic and diluted:
Continuing operations	$0.09	$0.02	$(0.10)	$(0.14)
Discontinued operations	(0.01)	0.10	0.01	0.14
Net income (loss) per share attributable to common stockholders - basic and diluted	$0.08	$0.12	$(0.09)	$0.00
Weighted average common shares outstanding:
Basic	399,522,442	368,586,151	386,809,746	255,020,565
Diluted	400,400,964	369,047,786	386,809,746	255,020,565

9 | Page

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income (loss) attributable to common stockholders	$34,113	$43,586	$(33,799)	$1,677
Add/(less):
Portfolio depreciation and amortization
Continuing operations	63,285	59,092	247,587	163,874
Discontinued operations	—	91	—	3,545
Portfolio impairment
Continuing operations	(6,048)	—	36,013	183
Discontinued operations	417	1,282	417	7,134
Realized gain on sales of real estate	(11,557)	(35,700)	(13,728)	(36,926)
Total adjustments	46,097	24,765	270,289	137,810
Funds from operations (FFO) attributable to common stockholders	$80,210	$68,351	$236,490	$139,487
Add/(less):
Loss (gain) on debt extinguishment
Continuing operations	254	2,405	64,750	2,405
Discontinued operations	—	—	—	(1,028)
Merger related costs	—	16	—	66,700
Finance restructuring charges	—	717	13,022	717
Real estate acquisition costs	1,259	1,030	3,631	1,718
Non-cash interest expense	1,813	(192)	5,175	8,840
Accrued interest on defaulted loans	1,886	—	3,103	—
Non-cash revenues	(3,855)	(3,565)	(16,732)	(18,755)
Non-cash compensation expense	2,843	1,868	11,346	8,769
Total adjustments to FFO	4,200	2,279	84,295	69,366
Adjusted funds from operations (AFFO) attributable to common stockholders	$84,410	$70,630	$320,785	$208,853
Less:
Capitalized portfolio maintenance expenditures	(1,136)	(1,940)	(1,987)	(2,924)
Funds available for distribution (FAD)	$83,274	$68,690	$318,798	$205,929

Dividends declared to common stockholders	$69,930	$61,573	$264,128	$169,419
Dividends declared as percent of FAD	84%	90%	83%	82%
Net income (loss) per share of common stock
Basic and Diluted (1) (2)	$0.08	$0.12	$(0.09)	$0.00
FFO per share of common stock
Diluted (2)	$0.20	$0.18	$0.61	$0.54
AFFO per share of common stock
Diluted (2)	$0.21	$0.19	$0.82	$0.81
Weighted average shares of common stock outstanding:
Basic	399,522,442	368,586,151	386,809,746	255,020,565
Diluted	400,400,964	369,047,786	387,585,580	255,210,757
(1) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(2)   The computation of FFO and AFFO per share deducts dividends paid to participating stockholders of $253 and $290 for the quarters ended December 31, 2014 and 2013, respectively. For the years ended December 31, 2014 and 2013, the computation deducts dividends paid to participating stockholders of $1,099 and $1,291, respectively.

10 | Page

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
(In Thousands)

	December 31,
	2014	2013
Revolving credit facilities	$15,181	$35,120
Mortgages and notes payable, net	3,658,496	3,743,098
Convertible Notes	695,957	—
	4,369,634	3,778,218
Add/(less):
Preferred stock	—	—
Unamortized debt discount/(premium)	51,586	(1,669)
Cash and cash equivalents	(176,181)	(66,588)
Cash collateral deposits for the benefit of lenders classified as other assets	(29,483)	(16,927)
Total adjustments	(154,078)	(85,184)
Adjusted Debt	$4,215,556	$3,693,034

	Three Months Ended December 31,
	2014	2013
Net income attributable to common stockholders	$34,113	$43,586
Add/(less):
Interest	56,144	52,890
Depreciation and amortization	63,380	59,263
Income tax expense	87	168
Total adjustments	119,611	112,321
Earnings before interest, income tax, and depreciation and amortization expenses ("EBITDA")	$153,724	$155,907
Add/(less): (1)
Merger related costs	—	16
Finance restructuring charges	—	717
Real estate acquisition costs	1,259	1,030
Impairments	(5,631)	1,282
Gains on sales of assets	(11,557)	(35,700)
Losses on debt extinguishment	254	2,405
Total adjustments to EBITDA	(15,675)	(30,250)
Adjusted EBITDA	$138,049	$125,657
Annualized Adjusted EBITDA (2)	$552,196	$502,628

Leverage (Adjusted Debt / Annualized Adjusted EBITDA)	7.6	7.3

(1) Adjustments include all amounts charged to continuing and discontinued operations.
(2) Adjusted EBITDA multiplied by 4.

11 | Page

SPIRIT REALTY CAPITAL, INC.
Real Estate Portfolio

Diversification By Tenant
The following table lists the top 10 tenants of our owned real estate properties as of December 31, 2014:

Tenant (2)	Number of Properties	Total Square Footage (in thousands)	Percent of Total Revenue (1)
Specialty Retail Shops Holding Corp. (Shopko)	181	13,502	14.0%
Walgreen Company	67	969	3.7
84 Properties, LLC	109	4,118	3.1
Cajun Global, LLC (Church's Chicken)	201	257	2.3
Academy Sports + Outdoors	8	1,852	2.0
Alimentation Couche-Tard, Inc. (Circle K)	83	251	2.0
CVS Caremark	37	413	1.6
CarMax, Inc.	9	368	1.4
Carmike Cinemas, Inc.	13	625	1.3
Rite Aid Corp	30	357	1.3
Other	1,626	34,249	67.3
Total	2,364	56,961	100.0%

(1) Total revenue for the quarter ended December 31, 2014.
(2) Tenants represent legal entities ultimately responsible for obligations under the lease agreements. Other tenants may operate certain of the same business concepts or brands set forth above, but represent distinct tenant credits.

12 | Page

Diversification By Industry
The following table sets forth information regarding the diversification of our owned real estate properties among different industries as of December 31, 2014:

Industry	Number of Properties	Total Square Footage (in thousands)	Percent of Total Rent (1)
General Merchandise	228	14,841	15.9%
Restaurants - Casual Dining	389	2,505	9.8
Restaurants - Quick Service	546	1,473	7.5
Drug Stores / Pharmacies	134	1,739	6.8
Convenience Stores / Car Washes	210	743	6.5
Building Materials	177	5,750	5.6
Movie Theatres	44	2,178	5.1
Medical / Other Office	98	1,071	3.9
Distribution	17	4,077	3.8
Automotive Parts & Service	151	1,280	3.2
Grocery	49	1,846	3.1
Apparel	11	2,261	2.9
Home Furnishings	31	1,922	2.6
Health & Fitness	24	933	2.5
Education	41	1,054	2.4
Home Improvement	10	1,492	2.3
Sporting Goods	23	1,223	2.3
Automotive Dealers	22	657	2.3
Entertainment	10	661	1.9
Manufacturing	27	4,094	1.7
Specialty Retail	23	870	1.7
Consumer Electronics	16	1,270	1.5
Pet Supplies & Service	5	1,126	1.0
Office Supplies	20	546	1.0
Financial Services	4	422	*
Wholesale Clubs	3	355	*
Dollar Stores	41	449	*
Other	10	123	*
Total	2,364	56,961	100.0%

* Less than 1%
(1) Total rental revenue for the month ended December 31, 2014 for properties owned at December 31, 2014.

13 | Page

SPIRIT REALTY CAPITAL, INC.
Real Estate Portfolio
Diversification By Asset Type
The following table sets forth information regarding the diversification of our owned real estate properties among different asset types as of December 31, 2014:

Asset Type	Number of Properties	Total Square Footage (in thousands)	Percent of Total Rent (1)
Retail	2,170	43,426	85.7%
Industrial	80	11,376	8.2
Office	114	2,159	6.1
Total	2,364	56,961	100.0%

(1) Total rental revenue for the month ended December 31, 2014 for properties owned at December 31, 2014.

14 | Page

SPIRIT REALTY CAPITAL, INC.
Real Estate Portfolio
Diversification By Geography

The following table sets forth information regarding the geographic diversification of our owned real estate properties as of December 31, 2014:

Location	Number of Properties	Total Square Footage (in thousands)	Percent of Total Rent (1)
Texas	270	6,101	12.0%
Illinois	126	3,694	6.7
Wisconsin	63	5,047	5.5
Georgia	167	1,944	4.9
Florida	136	2,195	4.9
Ohio	127	2,144	4.3
California	49	1,065	3.5
Missouri	74	1,272	3.0
Minnesota	52	1,704	2.9
Tennessee	118	1,772	2.9
Indiana	80	1,493	2.8
North Carolina	66	1,517	2.7
South Carolina	47	1,024	2.7
Michigan	82	1,759	2.6
Alabama	103	818	2.5
Nebraska	21	1,972	2.4
Pennsylvania	71	1,657	2.3
Arizona	51	799	2.2
Kansas	40	973	2.1
Virginia	47	1,546	2.0
Colorado	29	774	1.6
Utah	16	1,494	1.5
Oklahoma	53	536	1.5
Idaho	17	1,235	1.5
New York	45	945	1.4
Washington	22	950	1.4
Massachusetts	8	1,390	1.3
Nevada	5	1,039	1.3
New Mexico	33	330	1.2
Iowa	39	732	1.2
Kentucky	45	952	1.2
Oregon	13	364	1.0
Mississippi	34	410	*
Arkansas	35	643	*
Louisiana	30	315	*
New Hampshire	16	852	*
South Dakota	11	522	*
West Virginia	28	568	*
Maryland	22	409	*
New Jersey	13	463	*
Montana	7	512	*
North Dakota	5	250	*
Maine	26	79	*
Rhode Island	4	128	*
Connecticut	2	171	*
Wyoming	9	186	*
Delaware	3	86	*
Vermont	2	42	*
Virgin Islands	1	38	*
Alaska	1	50	*
Total properties owned	2,364	56,961	100.0%

* Less than 1%
(1) Total rental revenue for the month ended December 31, 2014 for properties owned at December 31, 2014.

15 | Page

SPIRIT REALTY CAPITAL, INC.
Real Estate Portfolio
Lease Expirations
The following table sets forth a summary schedule of expiration dates expirations for leases in place as of December 31, 2014. As of December 31, 2014, the weighted average remaining non-cancelable initial term of our leases (based on total rent) was 10.8 years. The information set forth in the table assumes that tenants do not exercise any renewal options and/or early termination rights:

Leases Expiring In:	Number of Properties	Expiring Annual Rent (in thousands) (1)	Total Square Footage (in thousands)	Percent of Total Expiring Annual Rent
2015	47	$14,194	2,439	2.4%
2016	47	22,746	2,390	3.8
2017	63	19,515	2,021	3.3
2018	77	24,271	2,141	4.0
2019	117	22,900	2,376	3.8
2020	74	25,957	1,685	4.3
2021	193	43,345	4,839	7.2
2022	103	25,163	1,997	4.2
2023	89	34,832	3,274	5.8
2024	64	18,795	874	3.1
2025 and thereafter	1,453	347,633	30,978	58.1
Vacant	37	—	1,947	—
Total owned properties	2,364	$599,351	56,961	100.0%

(1) Total rental revenue for the month ended December 31, 2014 for properties owned at December 31, 2014 multiplied by twelve.

16 | Page